EXHIBIT B

CALIGAN PARTNERS FILES PRELIMINARY CONSENT STATEMENT TO REPLACE FOUR DIRECTORS OF AMAG PHARMACEUTICALS, INC.

CALIGAN RELEASES PRESENTATION AT WWW.SAVEAMAG.COM DETAILING URGENT NEED FOR CHANGE

NEW YORK, September 4, 2019— Caligan Partners LP (“Caligan”), one of the largest shareholders of AMAG Pharmaceuticals, Inc. (“AMAG” or the “Company”), announced today that it has filed a preliminary consent statement with the U.S. Securities and Exchange Commission (the “SEC”) for shareholders to act by written consent to effect the replacement of four directors of AMAG and to, among other things, amend the Company's bylaws to help prevent against entrenchment by incumbent directors.

Caligan’s nominees for change include:

•	Paul Fonteyne, former CEO of Boehringer Ingelheim USA
•	Lisa Gersh, former CEO of Alexander Wang, Goop, and Martha Stewart Living Omnimedia
•	David Johnson, Managing Partner of Caligan Partners LP
•	Kenneth Shea, Senior Advisor, Guggenheim Securities, LLC

Additional information on each of the nominees is available at www.saveamag.com. Caligan has released presentation materials highlighting the operational, strategic, and capital allocation missteps that have resulted in over $1.3 billion of value destruction overseen by AMAG’s incumbent board and management. The materials note that while Caligan believes AMAG has unique, durable assets that could be worth at least $30 per share, AMAG’s current leadership will be unable to achieve that outcome for shareholders. The presentation can be accessed here.

David Johnson, Managing Partner of Caligan, issued the following statement: “We believe urgent change is needed at AMAG to reverse the sharp share price decline caused by the Company’s misguided strategic priorities. Caligan’s highly qualified nominees will conduct a comprehensive review of AMAG’s product portfolio, research and development priorities, and SG&A spending.”

Once Caligan files a definitive consent statement, Caligan will begin soliciting the consents of stockholders.

Caligan strongly recommends that if AMAG stockholders have loaned, pledged or hypothecated any of their Common Stock, they consult with their bank or broker in order to have these shares returned to their accounts before the forthcoming record date. Doing so will allow AMAG stockholders to express consent on all of their shares of Common Stock in favor of Caligan’s nominees and proposals.

Investor Contact

Edward McCarthy/ Geoffrey Weinberg

DF King & Co., Inc.

+1 (212) 269-5550

AMAG@dfking.com

Media Contact

Robert Laman

Caligan Partners

+1 (646) 859-8205

rl@caliganpartners.com

For Additional Information

IR@caliganpartners.com

LEGEND

Caligan, Caligan CV II LP, David Johnson, Samuel Merksamer, Paul Fonteyne, Lisa Gersh, and Kenneth Shea (collectively, the “Participants”) intend to file with the SEC a definitive consent statement and accompanying form of consent card to be used in connection with the solicitation of consents from the stockholders of AMAG Pharmaceuticals, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying consent card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at Caligan’s website www.saveamag.com and from the Participants’ consent solicitor, D.F. King & Co., Inc. by requesting a copy via email to AMAG@dfking.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Caligan with the SEC on September 4, 2019. This document is available free of charge from the sources indicated above.

About Caligan Partners LP

Caligan Partners LP is an investment firm headquartered in New York, NY that pursues a deep value-oriented strategy through investments in activist equities and distressed debt.